Exhibit 21.1
SUBSIDIARIES OF ROCKVILLE FINANCIAL, INC. AND ROCKVILLE BANK
Subsidiary of Rockville Financial, Inc.:
Rockville Bank
Subsidiaries of Rockville Bank:
SBR Mortgage Company
SBR Investment Corp., Inc.
Rockville Financial Services, Inc.
Rockville Bank Commercial Properties, Inc.
Rockville Bank Residential Properties, Inc.
Rockville Bank Mortgage, Inc.